InterDigital Announces Second Quarter 2012 Financial Results

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)-- InterDigital, Inc. (NASDAQ: IDCC) today announced results for the second quarter ended June 30, 2012.
Highlights for second quarter 2012:

•	Revenue of $71.9 million

•	Net income of $9.7 million, or $0.22 per diluted share

•	Ending cash and short-term investments totaling $524.1 million

"Earlier this year, we broadened our strategy to include the monetization, through sales, licensing partnerships and other means, of those portions of our patent portfolio that are not necessary to drive our core handset licensing business," commented William J. Merritt, InterDigital's President and Chief Executive Officer. "During the second quarter, we made significant strides on executing that strategy, including the sale of two patent portfolios for a combined total of $384 million. Given the breadth, depth and increasing scale of the InterDigital patent portfolio, we have been able to identify an additional 3,000 patents and applications that we believe we can monetize outside of our main handset licensing program. We are currently having dialog with a number of parties and are targeting signing additional agreements."

"We also continued to press forward on our licensing strategy,” continued Merritt.  “During the quarter, we made significant investment in the enforcement action currently pending at the ITC involving Nokia, Huawei and ZTE.  We continue to believe we have a very strong case and that the strength of our position will result in reasonable license agreements with these parties.  We also continue to work with other prospective licensees and believe we have the opportunity close additional agreements this year as we drive towards our goal of achieving $800 million in sustainable annual revenue in the next three to five years."

"Given the initial success of our patent monetization strategy and the value we believe can be created through our future licensing success, we recently announced that our Board of Directors has authorized the expansion of our share repurchase program to $200 million," added Merritt. "I am pleased to note that between mid-June and July 23rd, we have repurchased approximately $24 million under that authorization bringing our total year to date repurchase activity under this and prior authorizations to nearly $100 million. Furthermore, the added financial strength generated as a result of the pending sale of patents to Intel will enable us to pursue our licensing efforts even more aggressively, while also continuing the development of new inventions that will drive the future of wireless."

Second Quarter 2012 Summary

Revenue in second quarter 2012 totaled $71.9 million, a 3 percent increase from $69.9 million in second quarter 2011. This increase in total revenue was primarily attributable to a $9.0 million patent sale. Patent licensing royalties of $62.4 million in second quarter 2012 declined $6.2 million, or 9 percent, from $68.6 million in second quarter 2011, primarily due to a $7.6 million decrease in per-unit royalty revenue. The decrease in per-unit royalty revenue resulted primarily from lower sales by Research in Motion Limited ("RIM") and HTC Corporation ("HTC"). Additionally, technology solutions revenue decreased to $0.5 million in second quarter 2012 from $1.3 million in second quarter 2011, primarily due to lower royalties recognized in connection with the company's SlimChip modem IP business. As of June 30, 2012, the company has deferred $36.5 million, including $3.4 million in second quarter 2012, of disputed SlimChip modem IP royalties pending the outcome of an ongoing arbitration. Companies that accounted for ten percent or more of second quarter 2012 total revenue were Samsung Electronics Co., Ltd. (“Samsung”) (36 percent), Nufront Mobile Communications Technology Co. Ltd. (13 percent) and RIM (12 percent).
The company's second quarter 2012 net income was $9.7 million, or $0.22 per diluted share, a decrease of 44 percent from $17.2 million, or $0.37 per diluted share, in second quarter 2011, primarily due to higher intellectual property enforcement and non-patent litigation costs.
Second quarter 2012 operating expenses totaled $54.3 million, an increase of $14.2 million from $40.1 million in second quarter 2011. This increase was primarily due to increases in intellectual property enforcement and non-patent litigation costs ($13.8 million in second quarter 2012 versus $4.9 million in second quarter 2011), relating primarily to costs associated with the ITC patent infringement proceeding initiated in second half 2011. Additionally, long-term compensation costs, personnel-related costs, cost of patent sales and patent amortization contributed $5.0 million to the operating expense increase. Long-term compensation increased $2.0 million driven by a $3.0 million charge to increase the company's accrual rate on one performance cycle and comparatively lower accrual rates on the remaining two performance cycles. Personnel-related costs increased $1.7 million primarily due to higher personnel levels, merit increases and an increase to a research and development subsidy recognized in second quarter 2011. The company recognized $0.7 million of expense during second quarter 2012 to write down the remaining net book value of the patents sold in the quarter. Patent amortization increased $0.6 million due to increases in the number of patent applications filed in recent years.
Second quarter 2012 net other expense of $2.5 million decreased $0.9 million from $3.4 million in second quarter 2011. The change between periods primarily resulted from higher returns on the company's investment balances during second quarter 2012 as compared to second quarter 2011.
The company's second quarter 2012 effective tax rate was approximately 36 percent, compared to 35 percent for second quarter 2011. The increase in the effective tax rate was primarily driven by the timing of the recognition of tax benefits in 2012.

First Half 2012 Summary
The company's first half 2012 revenue totaled $141.2 million, a 5 percent decrease from $148.3 million reported in first half 2011. The $7.1 million decrease in total revenue in first half 2012 was primarily attributable to a $14.6 million decrease in patent licensing royalties, including a $12.5 million decrease in per-unit royalty revenue. The decrease in per-unit royalty revenue resulted from lower shipments by HTC, RIM and the company's Japanese per-unit licensees. In addition, technology solutions revenue decreased due to lower royalties recognized in connection with the company's SlimChip modem IP business. These decreases were partially offset by the $9.0 million patent sale during second quarter 2012. Companies that accounted for ten percent or more of first half 2012 total revenue were Samsung (36 percent) and RIM (15 percent).
The company's first half 2012 net income was $20.6 million, or $0.46 per diluted share, a decrease of 49 percent from $40.5 million, or $0.88 per diluted share, in first half 2011. The decrease was primarily due to lower revenues and higher intellectual property enforcement and non-patent litigation costs.
First half 2012 operating expenses of $104.2 million increased $23.0 million, or 28 percent, from $81.2 million in first half 2011. This increase in operating expense was primarily due to a $17.0 million increase in intellectual property enforcement and non-patent litigation costs ($26.1 million in first half 2012 versus $9.1 million in first half 2011), primarily associated with the initiation of the ITC patent infringement proceeding in second half 2011 and an arbitration proceeding related to a technology solutions agreement. Additionally, costs associated with personnel-related, long-term compensation, patent amortization, and patent sales contributed $5.5 million to the operating expense increase. Personnel-related costs increased $2.6 million primarily due to higher personnel levels, merit increases and an increase to a research and development subsidy recognized in first half 2011. Long-term compensation increased $1.0 million, driven by a $2.6 million charge to increase the company's accrual rate on one performance cycle and comparatively lower accrual rates on the remaining two performance cycles. Patent amortization increased $1.2 million due to increases in the number of patent applications filed in recent years. Finally, the company recognized $0.7 million of expense during first half 2012 to write down the remaining net book value of patents sold during the period.
First half 2012 net other expense of $5.2 million increased from $4.3 million in first half 2011. The increase primarily resulted from the recognition of an additional $3.7 million of interest expense associated with the company's 2.5% Senior Convertible Notes due 2016 issued on April 4, 2011 (the "Notes"), due to the Notes being outstanding for all of first half 2012. This increase was partially offset by comparatively higher returns on the company's investment balances in first half 2012 and a $1.6 million investment impairment recorded in first half 2011.
The company's first half 2012 effective tax rate was approximately 35 percent, compared to an effective tax rate in first half 2011 of approximately 36 percent. This year over year decrease was primarily driven by non-deductible investment impairment charges recognized in first half 2011.
In first half 2012, the company used $57.2 million in free cash flow1 compared to $46.2 million in first half 2011. This decrease in free cash flow is primarily related to lower royalty receipts and higher cash expenses, primarily associated with higher intellectual property enforcement and non-patent litigation costs, in first half 2012. In addition to the use of cash for operating items during first half 2012, the company invested $13.0 million for patent acquisitions and returned capital to shareholders through $77.7 million in share repurchases and $9.0 million in dividend payments.
"We will provide an update of our revenue expectations for third quarter 2012 after we receive and review the applicable patent license and product sales royalty reports," noted Richard Brezski, InterDigital's Chief Financial Officer. "I would note that as we prepare for the trial in the fall and move forward on other arbitrations, we expect that litigation and arbitration expenses will remain at elevated levels for the balance of 2012. In addition, we continue to anticipate the patent sale to Intel will close in third quarter 2012. We expect to record a significant portion of the $375 million of gross proceeds as revenue upon closing and collect nearly $250 million of cash, net of taxes. We continue to market additional patents for sale or other opportunities and believe this will continue to be an important component of our on-going business."
Conference Call Information
InterDigital will host a conference call on Wednesday, July 25, 2012 at 6:00 p.m. Eastern Time to discuss its second quarter 2012 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.

For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 5:50 p.m. ET on July 25 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 9:00 p.m. ET July 25 through 9:00 a.m. ET July 30. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2434183.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our broadened strategy to include the monetization of our patent portfolio through sales, licensing partnerships and other means; (ii) our belief that portions of our patent portfolio are not necessary to drive our core licensing business; (iii) our belief that we have an additional 3,000 patents and applications that we can monetize outside of our main handset licensing program; (iv) our target of signing additional agreements related to the monetization of our patents; (v) our continued belief that we have a very strong ITC case and that the strength of our position will result in reasonable license agreements with Nokia, Huawei and ZTE; (vi) our belief that we have the opportunity close additional licensing agreements this year as we drive towards our goal of achieving $800 million in sustainable annual revenue in the next three to five years; (vii) our expectation that the added financial strength to be generated as a result of the pending sale of patents to Intel will enable us to pursue our licensing efforts even more aggressively, while also continuing the development of new inventions that will drive the future of wireless; (viii) our expectation that litigation and arbitration expenses will remain at elevated levels for the balance of 2012; (ix) our continued belief that the Intel patent sale will close in third quarter 2012; (x) our expectation that we will record a significant portion of the $375 million of gross proceeds from the Intel patent sale as revenue upon closing and will collect nearly $250 million of cash, net of taxes; (xi) our belief that the marketing of additional patents for sale and other opportunities will continue to be an important component of our on-going business; and (xii) our plans to provide an update of our revenue expectations for third quarter 2012 after we receive and review the applicable patent license and product sales royalty reports. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (vii) changes or inaccuracies in market projections; (viii) whether we have sufficient financial assets or cash flows; (ix) the approval of the Intel transaction by antitrust authorities and the satisfaction of other closing conditions; (x) the final accounting and tax treatment of the transaction proceeds; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Per-unit royalty revenue	$27,430	$34,950	$61,876	$74,400
Fixed fee amortized royalty revenue	33,764	33,201	67,445	68,402
Past sales	1,150	400	1,605	2,711
Patent sales	9,000	—	9,000	—
Technology solutions revenue	527	1,322	1,250	2,818
	71,871	69,873	141,176	148,331

OPERATING EXPENSES:
Patent administration and licensing	26,200	16,756	49,428	32,704
Development	17,177	15,763	34,666	33,187
Selling, general and administrative	10,920	7,547	20,103	15,327
	54,297	40,066	104,197	81,218

Income from operations	17,574	29,807	36,979	67,113

OTHER EXPENSE	(2,484)	(3,381)	(5,218)	(4,323)
Income before income taxes	15,090	26,426	31,761	62,790
INCOME TAX PROVISION	(5,417)	(9,270)	(11,158)	(22,295)
NET INCOME	$9,673	$17,156	$20,603	$40,495
NET INCOME PER COMMON SHARE — BASIC	$0.22	$0.38	$0.46	$0.89
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,876	45,369	44,639	45,338
NET INCOME PER COMMON SHARE — DILUTED	$0.22	$0.37	$0.46	$0.88
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,139	45,843	44,946	45,858
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.20	$0.20

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income before income taxes	$15,090	$26,426	$31,761	$62,790
Taxes paid	(1,846)	(20,758)	(2,752)	(23,806)
Non-cash expenses	10,152	10,075	20,236	18,894
Increase in deferred revenue	6,852	18,131	24,570	35,469
Deferred revenue recognized	(50,451)	(57,324)	(107,316)	(118,934)
Increase (decrease) in operating working capital, deferred charges and other	4,578	(2,600)	(7,829)	(5,670)
Capital spending and patent additions	(7,737)	(7,350)	(15,895)	(14,952)
FREE CASH FLOW	(23,362)	(33,400)	(57,225)	(46,209)

Tax benefit from share-based compensation	122	117	1,590	681
Payments on long-term debt, including capital leases	(103)	(95)	(180)	(141)
Acquisition of patents	(12,000)	—	(13,000)	—
Proceeds from issuance of convertible senior notes, net	—	221,985	—	221,985
Purchase of convertible bond hedge	—	(42,665)	—	(42,665)
Proceeds from issuance of warrants	—	31,740	—	31,740
Dividends paid	(4,470)	(4,536)	(9,040)	(9,062)
Share repurchases	(52,420)	—	(77,745)	—
Net proceeds from exercise of stock options	350	340	590	2,952
Unrealized gain on short-term investments	—	186	1,135	163
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(91,883)	$173,672	$(153,875)	$159,444

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Cash & short-term investments	$524,119	$677,994
Accounts receivable (net)	38,833	28,079
Current deferred tax assets	50,950	53,990
Other current assets	8,624	8,824
Property & equipment and patents (net)	160,932	145,960
Other long-term assets (net)	76,807	82,121
TOTAL ASSETS	$860,265	$996,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$180
Accounts payable, accrued liabilities, taxes payable & dividends payable	47,550	38,886
Current deferred revenue	117,877	134,087
Long-term deferred revenue	87,417	153,953
Long-term debt & other long-term liabilities	199,314	198,180
TOTAL LIABILITIES	452,158	525,286
SHAREHOLDERS' EQUITY	408,107	471,682
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$860,265	$996,968

RECONCILIATION OF FREE CASH FLOW TO NET CASH
USED IN OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net cash used in operating activities	$(15,625)	$(26,050)	$(41,330)	$(31,257)
Purchases of property, equipment, & technology licenses	(499)	(895)	(1,030)	(1,826)
Patent additions	(7,238)	(6,455)	(14,865)	(13,126)
Free cash flow	$(23,362)	$(33,400)	$(57,225)	$(46,209)

Media Contact:	Investor Contact:
Patrick Van de Wille	Janet Point
patrick.vandewille@interdigital.com	janet.point@interdigital.com
+1 (858) 210-4814	+1 (610) 878-7866